Exhibit 5

DLA Piper US LLP
4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350
www.dlapiper.com

August 5, 2008

Meruelo Maddux Properties, Inc.

761 Terminal Street

Building 1, Second Floor

Los Angeles, California 90021

Re:	2,261,423 Shares of Common Stock

Ladies and Gentlemen:

We are acting as counsel to Meruelo Maddux Properties, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3, which covers the registration of the resale of 2,261,423 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) that may be offered and sold from time to time by certain of the Company’s stockholders following the effectiveness of a Registration Statement on Form S-3, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”). We are furnishing this opinion letter pursuant to Item 16 of Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K.

We have examined copies of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”), the Company’s Bylaws and such other materials and matters as we have deemed necessary for the issuance of this opinion. In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

Based upon and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

Our opinion set forth above is subject to the following general qualifications and assumptions:

1.	The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement the opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change the opinion.

2.	We have made no investigation as to, and we express no opinion concerning, any laws other than the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of such Constitution, and we do not express any opinion herein concerning any other laws.

Meruelo Maddux Properties, Inc.

August 5, 2008

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3.	Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Delaware or any other jurisdiction.

4.	Our opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER US LLP